Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 of the Registration Statement (Form S-3 No. 333-192803) and related Prospectus of Roundy’s, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 22, 2013, with respect to the consolidated financial statements and schedule of Roundy’s, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

January 9, 2014